Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 No. 333-191788 and 333-201100) pertaining to the Amended and Reinstated 2008 Share Incentive Plan of LightInTheBox Holding Co., Ltd.,
(2)	Registration Statement (Form S-8 No. 333-232411) pertaining to the 2019 Share Incentive Plan of LightInTheBox Holding Co., Ltd., and
(3)	Registration Statement (Form F-3 No. 333-212007) pertaining to the proposed sale from time to time by the shareholders of LightInTheBox Holding Co., Ltd.;

of our report dated May 2, 2022, with respect to the consolidated financial statements of LightInTheBox Holding Co., Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/s/ Ernst & Young Hua Ming LLP

Shanghai, The People’s Republic of China

March 28, 2024